Exhibit 5.1

K&L Gates LLP 925 Fourth Avenue Suite 2900, Seattle, WA 98104-1158 T +1 206 623 7580 F +1 206 623 7022 klgates.com

July 28, 2022

Intellicheck, Inc.

200 Broad Hollow Road, Suite 207

Melville, NY 11747

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), for the registration of 500,000 shares of Common Stock, par value $0.001 per share (the “Additional Shares”), of Intellicheck, Inc., a Delaware corporation (the “Company”). The Additional Shares are issuable under the Intellicheck, Inc. 2015 Omnibus Incentive Plan (the “2015 Plan”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms under the 2015 Plan.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Company’s Certificate of Incorporation, as amended, the Company’s Restated Bylaws, the 2015 Plan, and the corporate action of the Company that provides for the issuance of the Additional Shares; and we have made such other investigation as we have deemed appropriate. As to certain matters of fact that are material to our opinion, we have examined and relied upon certificates of public officials and statements and representations of officers of the Company.

In rendering our opinion, we have assumed that (a) the Company will have sufficient authorized and unissued shares of Common Stock to provide for the issuance of each Additional Share at the time of issuance, (b) the issuance of the Additional Shares will be duly noted in the Company’s stock ledger upon issuance, (c) the Company will receive consideration for each Additional Share in the amount required by the 2015 Plan and the Authorizing Resolutions (as defined below); and (d) the Board or the Committee will duly authorize by authorizing resolutions each Award of Additional Shares (the “Authorizing Resolutions”). We have not verified any of those assumptions.

Our opinion set forth below is limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, it is our opinion that the Additional Shares, when issued and paid for pursuant to and in accordance with the 2015 Plan included in the Registration Statement and subject to the assumptions contained herein, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder. Continental Stock Transfer and Trust may rely on this opinion.

Yours truly,

K&L Gates LLP
/s/ K&L Gates LLP